ARIEL INVESTMENT TRUST

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Mellody L. Hobson, John W. Rogers, Jr., Arthur Don, Mareilé B. Cusack, Wendy D. Fox, and James R. Rooney, and each of them individually, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any post-effective amendments to the registration statement under the Securities Act of 1933, Registration No. 33-7699, and/or the Investment Company Act of 1940, Registration No. 811-4786, whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission and all appropriate state or federal regulatory authorities. Each of the undersigned hereby ratifies and confirms all that each of the aforenamed attorneys-in-fact, or his or substitute or substitutes, may do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 5th day of March 2019.

/s/ William C. Dietrich	/s/ Eric H. Holder, Jr.
William C. Dietrich Lead Independent Trustee	Eric H. Holder, Jr. Independent Trustee

/s/ Christopher G. Kennedy	/s/ Kim Y. Lew
Christopher G. Kennedy Independent Trustee	Kim Y. Lew Independent Trustee

/s/ William M. Lewis, Jr.	/s/ Stephen C. Mills
William M. Lewis, Jr. Independent Trustee	Stephen C. Mills Independent Trustee

/s/ James M. Williams	/s/ Mellody L. Hobson
James M. Williams Independent Trustee	Mellody L. Hobson Chairman of the Board of Trustees, President and Principal Executive Officer

/s/ John W. Rogers, Jr.	/s/ Merrillyn J. Kosier
John W. Rogers, Jr. Trustee	Merrillyn J. Kosier Trustee and Vice President

/s/ James R. Rooney
James R. Rooney Chief Financial Officer, Vice President and Treasurer